Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

Fourth Quarter and Full Year Highlights

	Quarter Ended December 31, 2012	Full Year Ended December 31, 2012
Diluted earnings per share	$0.41	$1.66
Net Income	$1,120,000	$4,547,000
Return on average common equity	8.50%	8.85%
Return on average assets	0.77%	0.80%

Millersburg, Ohio – January 25, 2013 – CSB Bancorp, Inc. (CSBB) today announced fourth quarter 2012 net income of $1.1 million or $.41 per basic and diluted share, as compared to $820 thousand or $.30 per basic and diluted share for the same period in 2011.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 8.50% and 0.77%, respectively, compared with 6.58% and 0.61% for the fourth quarter of 2011.

For the full year of 2012, the Company reported net income of $4.5 million, or $1.66 per basic and diluted share, as compared to $3.7 million, or $1.35 per basic and diluted share in 2011. Full year ROE and ROA were 8.85% and 0.80%, respectively, compared to 7.57% and 0.78% in 2011.

Eddie Steiner, President and CEO commented, “Net interest income increased for the eighth consecutive quarter, and non-interest income increased for the fourth consecutive quarter. While margins remain historically tight, our ability to attract and grow customer relationships has been instrumental in driving our revenue stream. We plan to continue this focus on building customer relationships as we do not anticipate significant margin expansion as long as interest rates remain at or near historic lows.”

Revenue totaled $5.7 million for the fourth quarter of 2012, a 9.5% increase from the prior-year fourth quarter. Full year revenue of $22.1 million reflects a $2 million, or 9.9%, increase as compared to full year 2011.

Non-interest expense amounted to $3.8 million during the quarter, an increase of $70 thousand, or 2% from fourth quarter 2011. For the full year ended December 31, 2012, non-interest expense increased $841 thousand, or 6% versus 2011, with the majority of the change attributable to the Company’s increased operating size from the fourth quarter 2011 acquisition of banking centers in Wooster, Ohio.

The Company’s fourth quarter efficiency ratio amounted to 63.6% as compared to 71.5% for the same quarter in the prior year. The full year 2012 efficiency ratio of 64.8% compares to 68.1% for the full prior year.

Federal income tax provision was $475 thousand for fourth quarter 2012, compared to $324 thousand for the same quarter in 2011. Full year income tax of $2.0 million for 2012 was 24% higher than prior year and reflects an effective tax rate of 30.4% for current year versus 30.3% in 2011.

Average total assets during the quarter amounted to $575 million, an increase of $45 million, or 9% above the same quarter of the prior year. Average loan balances of $357 million were $37 million, or 11% above prior year fourth quarter, while average securities balances of $133 million increased $17 million, or 15% as compared to fourth quarter 2011.

Total assets amounted to $587 million on December 31, 2012, up $36 million, or 6% from December 31, 2011. Net loans increased to $360 million, up $40 million, or 12% from the prior year-end, while securities balances of $135 million were $6 million, or 5% higher than year ago balances.

Average commercial loan balances for the quarter, including commercial real estate, increased $30 million, or 14% above year ago levels. Average residential mortgage balances increased by $5 million, or 7% during the year. The increase of in-house mortgage balances was the result of the bank originating and retaining 15 year fixed rate mortgages. Average home equity balances increased $2 million, or 5%, and average consumer credit balances decreased $91 thousand, or 1% versus the same quarter of the prior year.

Net charge-offs for the quarter and the full year were $287 thousand and $325 thousand, respectively. Net charge-offs equated to 0.09% of average loans during 2012 as compared to 0.28% during 2011.

Nonperforming assets totaled $3.4 million or 0.92% of total loans plus other real estate at December 31, 2012, compared to $3.5 million or 1.08% at the prior year-end. Delinquent loan balances as of year-end 2012 amounted to 1.25% of total loans as compared to 2.04% at the end of 2011.

The Company funded $206 thousand in loan loss provision during the fourth quarter and the allowance for loan losses amounted to 1.26% of total loans on December 31, 2012. The ratio of the allowance for loan losses to nonperforming loans stood at 137% at the end of 2012 as compared to 117% at year end 2011.

Commenting on the Company’s credit quality, Steiner noted, “Our level of nonperforming assets have declined fairly consistently since peaking during first quarter 2010, with continued improvement again noted this past quarter. Delinquencies within the loan portfolio at the end of 2012 are at our lowest quarter quarter-end levels reported since 2008.”

Average deposit balances grew by $8 million, or 2%, from the prior linked quarter. Total average deposits of $464 million for the quarter were 10% above the prior year’s fourth quarter average.

Deposit balances totaled $475 million at year-end, an increase of $32 million, or 7% from the prior year-end. Within the deposit category, average non interest-bearing account balances for the fourth quarter increased by $16 million, or 19% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $36 million, or 21% from year ago levels, while average time deposit balances decreased $10 million, or 6% during the year. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the fourth quarter grew by $6 million, or 17% above the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $52.4 million on December 31, 2012 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.1% on December 31, 2012, as compared to 8.0% on December 31, 2011. The Company declared a common dividend of $.18 per share during the quarter. Based on the December 31, 2012 closing stock price of $17.00 per share, the Company’s annual dividend yield approximates 4.2%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $587 million as of December 31, 2012. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
	2012	2012	2012	2012	2011	2012	2011
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$4,543	$4,499	$4,474	$4,380	$4,280	$17,896	$16,596
Provision for loan losses	206	206	205	206	240	823	950
Other income	1,149	1,073	1,034	948	920	4,204	3,508
Other expenses	3,818	3,528	3,560	3,544	3,748	14,450	13,609
FTE adjustment (a)	73	73	77	67	67	290	256
Net income	1,120	1,231	1,141	1,055	820	4,547	3,687
Diluted earnings per share	0.41	0.45	0.41	0.39	0.30	1.66	1.35

PERFORMANCE RATIOS
Return on average assets (ROA)	0.77%	0.86%	0.82%	0.77%	0.61%	0.80%	0.78%
Return on average common equity (ROE)	8.50%	9.41%	8.98%	8.46%	6.58%	8.85%	7.57%
Net interest margin FTE (a)	3.33%	3.34%	3.40%	3.38%	3.38%	3.36%	3.71%
Efficiency ratio	63.61%	62.66%	64.03%	65.90%	71.47%	64.75%	68.11%
Number of full-time equivalent employees	162	168	167	157	154

MARKET DATA
Book value/common share	$19.17	$19.05	$18.71	$18.25	$18.07
Period-end common share mkt value	17.00	18.25	18.17	17.75	16.75
Market as a % of book	88.68%	95.80%	97.11%	97.26%	92.70%
Price-to-earnings ratio	10.24	11.77	12.36	12.59	12.41
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	0.72	0.72
Common stock dividend payout ratio	43.90%	40.00%	43.90%	46.15%	60.00%
Average basic common shares	2,735,157	2,734,799	2,734,799	2,734,799	2,734,799	2,734,889	2,734,799
Average diluted common shares	2,735,328	2,736,316	2,736,046	2,735,611	2,735,229	2,735,141	2,734,838
Period end common shares outstanding	2,736,060	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0		0
Common stock market capitalization	$46,513	$49,910	$49,691	$48,543	$45,808

ASSET QUALITY
Gross charge-offs	$304	$39	$85	$79	$328	$507	$1,014
Net charge-offs (recoveries)	287	16	(19)	41	275	325	900
Allowance for loan losses	4,580	4,661	4,471	4,246	4,082
Nonperforming assets (NPAs)	3,362	3,713	4,010	3,266	3,499
Net charge-off/average loans ratio	0.32%	0.02%	-0.02%	0.05%	0.34%	0.09%	0.28%
Allowance for loan losses/period-end loans	1.26	1.32	1.30	1.28	1.26
NPAs/loans and other real estate	0.92	1.05	1.17	0.99	1.08
Allowance for loan losses/nonperforming loans	137.23	127.28	111.65	130.20	116.96

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.06%	8.24%	8.11%	7.96%	8.01%
Average equity to assets	9.11	9.15	9.09	9.08	9.33
Average equity to loans	14.70	14.97	15.04	15.33	15.46
Average loans to deposits	76.87	76.33	75.24	73.87	75.78

AVERAGE BALANCES
Assets	$575,498	$569,142	$562,291	$552,407	$530,049	$564,875	$471,329
Earning assets	542,150	536,093	528,817	520,802	502,198	532,005	446,929
Loans	356,555	347,682	339,829	327,203	319,852	342,868	318,781
Deposits	463,862	455,491	451,646	442,973	422,094	453,526	367,865
Shareholders’ equity	52,415	52,063	51,125	50,147	49,454	51,384	48,674

ENDING BALANCES
Assets	$586,900	$568,783	$566,687	$560,803	$551,233
Earning assets	544,727	535,402	530,094	526,942	522,410
Loans	364,580	352,748	344,116	331,353	324,182
Deposits	475,443	454,299	454,719	450,207	443,553
Shareholders’ equity	52,453	52,101	51,176	49,918	49,429

NOTES:

(a) -	Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	December 31,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents
Cash and due from banks	$21,485	$12,519
Interest-earning deposits in other banks	45,393	69,739
Federal funds sold	—	—

Total cash and cash equivalents	66,878	82,258
Securities
Available-for-sale, at fair-value	129,291	123,026
Restricted stock, at cost	5,463	5,463

Total securities	134,754	128,489
Loans held for sale	—	—
Loans	364,580	324,182
Less allowance for loan losses	4,580	4,082

Net loans	360,000	320,100

Goodwill and core deposit intangible	5,622	5,762
Bank owned life insurance	8,298	3,068
Premises and equipment, net	8,475	8,513
Accrued interest receivable and other assets	2,873	3,043

TOTAL ASSETS	$586,900	$551,233

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$104,147	$85,890
Interest-bearing	371,296	357,663

Total deposits	475,443	443,553

Short-term borrowings	43,992	37,073
Other borrowings	12,672	19,161
Accrued interest payable and other liabilities	2,340	2,017

Total liabilities	534,447	501,804

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2012 and 2011	18,629	18,629
Additional paid-in capital	9,974	9,994
Retained earnings	26,962	24,391
Treasury stock at cost - 244,542 shares in 2012 and 245,803 in 2011	(4,976)	(5,015)
Accumulated other comprehensive income	1,864	1,430

Total shareholders’ equity	52,453	49,429

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$586,900	$551,233

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
Interest and dividend income:
Loans, including fees	$4,397	$4,232	$17,279	$16,977
Taxable securities	599	729	2,672	2,538
Nontaxable securities	122	111	486	421
Other	35	39	147	82

Total interest and dividend income	5,153	5,111	20,584	20,018

Interest expense:
Deposits	533	710	2,323	2,864
Other	150	189	655	814

Total interest expense	683	899	2,978	3,678

Net interest income	4,470	4,212	17,606	16,340
Provision for loan losses	206	240	823	950

Net interest income after provision for loan losses	4,264	3,972	16,783	15,390

Non-interest income
Service charges on deposits accounts	334	324	1,305	1,134
Trust services	168	173	671	677
Securities gains (losses), net	—	—	—	237
Gain on sale of loans	229	65	591	219
Other	418	358	1,637	1,241

Total non-interest income	1,149	920	4,204	3,508

Non-interest expenses
Salaries and employee benefits	2,051	2,047	7,960	7,459
Occupancy expense	257	259	1,025	890
Equipment expense	170	154	618	524
Franchise tax expense	126	145	542	550
Professional and director fees	193	176	814	713
Federal deposit insurance	90	99	328	352
Amortization of intangible assets	37	33	140	78
Other expenses	894	835	3,023	3,043

Total non-interest expenses	3,818	3,748	14,450	13,609

Income before income tax	1,595	1,144	6,537	5,289
Federal income tax provision	475	324	1,990	1,602

Net income	$1,120	$820	$4,547	$3,687

Net income per share:
Basic	$0.41	$0.30	$1.66	$1.35

Diluted	$0.41	$0.30	$1.66	$1.35

Note: Certain prior year balances have been reclassified to conform to the current year presentation.